 As filed with the Securities and Exchange Commission via the EDGAR system on January 5, 1996
                                                   Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            -----------------------

                             U.S. Bioscience, Inc.
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                                       23-2460100
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                     Identification Number)

                                One Tower Bridge
                                100 Front Street
                          West Conshohocken, PA  19428
                                 (610) 832-0570
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            -----------------------

                              DR. PHILIP S. SCHEIN
                            Chief Executive Officer
                             U.S. Bioscience, Inc.
                                One Tower Bridge
                                100 Front Street
                          West Conshohocken, PA  19428
                                 (610) 832-0570
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copies to:
                             Alan H. Molod, Esquire
                      Wolf, Block, Schorr and Solis-Cohen
                         Twelfth Floor Packard Building
                      S.E. Corner 15th & Chestnut Streets
                            Philadelphia, PA  19102

                            -----------------------

     Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            -----------------------


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================

                                                                 Proposed           Proposed
                                                   Amount         Maximum            Maximum        Amount of
            Title of Each Class of                 to be      Offering Price        Aggregate      Registration
          Securities to be Registered            Registered    Per Share(1)     Offering Price(1)      Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.005 per share, and
Preferred Stock Purchase Rights(2)               8,142,578       $4.78125        $38,931,701         $13,425
==================================================================================================================

 (1) Estimated solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Company's Common Stock on the American Stock Exchange on December 29, 1995. The Company will not receive any of the proceeds of the offering.

 (2) The Preferred Stock Purchase Rights currently trade with the Common Stock and are not currently exercisable.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

               SUBJECT TO COMPLETION, DATED JANUARY 5, 1996

PROSPECTUS
                                8,142,578 Shares
                             U.S. BIOSCIENCE, INC.
                                  Common Stock
                               ($0.005 par value)

           All of the shares of Common Stock, par value $.005 per share ("Common Stock"), of U.S. Bioscience, Inc. (the "Company") offered hereby (the "Shares") will be sold from time to time by certain stockholders (the "Selling Stockholders") of the Company. The Shares include (1) 1,120,112 Shares of Common Stock issued to two of the Selling Stockholders pursuant to the Company's December 1995 private placement (the "Private Placement"), and
    (2) up to 7,022,466 Shares issuable upon the conversion of the Convertible Notes due December 6, 1998 (the "Notes") issued by the Company in the Private Placement or Shares that may be, at the option of the Company, issued by the Company in payment of interest on the Notes. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. Other expenses of the offering, estimated at $60,000, will be borne by the Company.

           The sale of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the American Stock Exchange (the "AMEX") or in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions with or through one or more broker-dealers, which may act as agent or principal. The Selling Stockholder and/or any broker-dealer affecting the sales may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts and commissions under such Act. The Selling Stockholders may transfer their Shares or their Notes to other persons who may, in turn, resell Shares in the manner described above. Additionally, the Selling Stockholders may pledge or make gifts of their Shares and the Shares may also be sold by the pledgees or transferees. The Selling Stockholders may also transfer their Shares pursuant to Rule 144 under the Securities Act of 1933, whether or not the Registration Statement of which this Prospectus forms a part is effective at the time of any such transfer.

           The Common Stock is traded on the American Stock Exchange under the symbol UBS. On January 2, 1996, the last reported sale price of the Common Stock on the AMEX was $5.0625 per share.

                   ----------------------------------------

           For information relating to certain risk factors relating to the Common Stock, see "Risk Factors" on page 5 of the Prospectus.

                   ----------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ----------------------------------------

                 The date of this Prospectus is _______, 1996

                             AVAILABLE INFORMATION

           U.S. Bioscience, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, such materials can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10005, on which the Company's Common Stock is listed.

           The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby, of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof or otherwise incorporated therein. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission and the AMEX at their respective addresses set forth above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents other than Financial Data Schedules, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus:

           (i) the Annual Report on Form 10-K (including the portions of the Company's definitive proxy statement for the 1995 Annual Meeting of Shareholders incorporated by reference therein) for the fiscal year ended December 31, 1994;

           (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

           (iii) the Current Report on Form 8-K dated June 7, 1995 and Amendment No. 1 on Form 8-K/A to Current Report on Form 8-K, dated July 20, 1995; and

           (iv)  the Current Report on Form 8-K dated December 28, 1995.

           All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents, except Financial Data Schedules and except as to any portion of such document which is not deemed to be filed under such sections.

           Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

           The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at One Tower Bridge, 100 Front Street, West Conshohocken, PA 19428; telephone number (610) 832-0570,
     Attention: Corporate Secretary.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

           The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto incorporated by reference into or appearing elsewhere in this Prospectus.


                                  The Company

           The Company was incorporated in Delaware on May 7, 1987. It is a pharmaceutical firm established to develop and market drugs, principally drugs for treating patients with cancer and allied diseases such as AIDS. The objective of the Company is to become an important participant in the worldwide oncologic market. To achieve this objective, the Company's strategy to date has been to identify and acquire licenses (in most instances exclusive) in the United States and certain other markets, for therapeutic agents that the Company believes may have potentially significant commercial and clinical value in the treatment of cancer and allied diseases. The Company's primary emphasis has been on "late-stage" drugs, which are drugs having an established preclinical or clinical database and for which development by the Company will consist largely of further preclinical testing, clinical trials and the preparation of applications for regulatory approval. By acquiring rights to drugs that have undergone some degree of development and for which preclinical and clinical information exist, the Company believes that it will be able to reduce the cost, risks and time involved in bringing drugs to market. Three of the Company's drugs have been approved for sale in the United States by the United States Food and Drug Administration ("FDA") and for sale in various countries outside of the United States. The Company's long term strategy focuses on the commercialization of its approved drugs and on the commercialization, research and development of additional pharmaceutical agents, including anticancer agents, currently in various stages of development.

           The Company's address is One Tower Bridge, 100 Front Street, West Conshohocken, PA 19428 and its phone number is (610) 832-0570.


                           Common Stock Outstanding

     Common Stock currently outstanding.....  42,093,890 shares(1)
     AMEX symbol............................  UBS

     ---------
     (1) Includes 1,120,112 Shares included in this offering. Excludes the 7,022,466 Shares covered by this Prospectus which may be issued on conversion of the Notes or upon payment of interest on the Notes. Also excludes 6,049,180 shares issuable upon exercise of outstanding stock options and warrants. As of December 31, 1995, stock options and warrants to purchase 2,361,724 shares and 1,096,505 shares, respectively, were exercisable, at prices ranging from $2.3125 to $15.10; if all such options and warrants were exercised, and the 7,022,466 Shares issuable pursuant to the Notes were issued, there would be outstanding after this offering a total of 52,574,585 shares.

--------------------------------------------------------------------------------

                                 RISK FACTORS

           The following factors should be considered carefully in evaluating an investment in the Shares offered by this Prospectus.

           Development Stage Company. The Company is a development stage company. Since its inception the Company has been engaged in organizational activities, in the research and development of its drugs and in the marketing of two of its drugs. The Company received U.S. regulatory approval for marketing Hexalen(R) (altretamine), a drug for the treatment of advanced ovarian cancer, in December 1990, for marketing NeuTrexin(R) (trimetrexate glucuronate for injection), a drug for the treatment of Pneumocystis carinii pneumonia ("PCP"), in December 1993 and for marketing Ethyol(R) (amifostine), a selective cytoprotective agent for reducing cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer, in December 1995. Sales of Hexalen and NeuTrexin to date have been modest.

           The Company expects that Ethyol will be launched in the United States in early 1996. U.S. Ethyol distribution and marketing rights were granted to ALZA Corporation ("ALZA") by an agreement dated December 12, 1995, as a part of a revised commercialization strategy of the Company. Under the terms of such agreement, ALZA has exclusive rights to market Ethyol in the United States for five years and will be responsible for sales and marketing; the Company's sales force will co-promote the product with ALZA. After the five year period, which ALZA has an option to extend for one year, marketing and distribution rights to Ethyol will revert to the Company and ALZA will receive payments for ten years based on sales of the product. There can be no assurance that sales of NeuTrexin, Hexalen or Ethyol will have a material impact on the Company's financial performance. The Company's operations are subject to numerous competitive and other risks associated with the establishment and development of a new business.

           Need for Additional Funds. The funds raised in the Private Placement and the distribution fees from ALZA are providing the Company with approximately $39 million in working capital, which the Company believes will be sufficient to cover operating expenses at current levels for the foreseeable future. The Company is hopeful that its products will, in the near future, generate sufficient sales to provide meaningful cash resources, although no assurance can be given that they will do so. The Company is also hopeful that the Company will in the future receive further regulatory approvals and that such approvals will increase sales. However, no assurance can be given that further regulatory approvals will be obtained in a timely manner, if ever, or that the Company will have adequate financial resources to commercialize its products when approved or that product sales will be sufficient to cover operating expenses. Although the Company will from time to time explore additional sources of financing, there can be no assurance that the Company will be successful in obtaining such financing.

           The Company's future liquidity and capital requirements are dependent upon several factors, including, but not limited to, its success in generating significant revenues from sales; the performance of its sublicensees and distributors under sublicense and distribution arrangements for sales of its products; the time and cost required to manufacture and market its products; the time and cost required to obtain regulatory approvals, including expanded labelling for its products which are already commercially available; obtaining the rights to additional commercially viable compounds; competitive technological developments; additional governmental-imposed regulation and control; and changes in healthcare systems which affect reimbursement, pricing or availability of drugs and market acceptance of drugs. The above factors may also affect realization of certain assets currently held by the Company, principally investments in plant, equipment and inventory.

           Absence of Operating Profits; Uncertainty of Future Financial Results. The Company has been unprofitable since its inception and expects to incur additional operating losses until such time as substantial sales are realized and further regulatory approvals are obtained, although the distribution fees from ALZA Corporation could bring the Company to a breakeven position for 1995. The Company's losses may increase as the Company continues its commercialization, research and development activities, and such losses may fluctuate from quarter to quarter. There can be no assurance that the Company will ever achieve significant revenues or profitable operations. For the period from May 7, 1987 (inception) through September 30, 1995, the Company had an accumulated deficit of $117,209,400.

           Technological and Market Uncertainty. Although Hexalen, NeuTrexin and Ethyol have been approved for marketing by the FDA, the other drugs and related therapies currently in the Company's portfolio, and continued efforts to expand the labeling for its approved products, will require varying degrees of research and development, including clinical testing, prior to their commercialization. There can be no assurance that the Company's research and development efforts will be successful or that its drugs and related therapies will be proven to be safe and effective in clinical trials. As of July 15, 1995, the Company has discontinued its clinical development of the drug rogletimide and terminated its license agreement for rogletimide with British Technology Group Limited. Moreover, even if the Company's drugs and related therapies are approved for sale by the appropriate regulatory authority, there can be no assurance that these drugs and related therapies will be commercially successful. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond the Company's ability to solve. The failure to address adequately such problems could have a material adverse effect on the Company's business and prospects. Finally, there can be no assurance that the Company's products will not be rendered obsolete by competitors' products.

           Government Regulations. Prior to marketing in the United States, each of the Company's drugs must undergo an extensive regulatory approval process conducted by the FDA and, prior to marketing in other countries, by comparable agencies in such countries. This process, which includes a review of pre-clinical and clinical testing and confirmation by the FDA that good laboratory and clinical practices were maintained during testing, can take many years and require the expenditure of substantial resources. The Company is dependent on the laboratories and medical institutions conducting its pre-clinical and clinical testing to maintain both good laboratory and good clinical practices established by the FDA. Data obtained from pre-clinical and clinical testing are subject to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA or foreign regulatory authority policies for drug approval during the period of development and regulatory review of each submitted product. There can be no assurance that even after such time and expenditures regulatory approval will be obtained from any of the Company's drugs currently under investigation. Moreover, such approval may entail limitations on the indicated uses for which a drug may be marketed. Further, even if such regulatory approval is obtained, a marketed therapeutic product and its manufacturer are subject to continual review, and late discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of such products from the market. Changes in the manufacturers used by the Company for any of the Company's approved drugs are subject to FDA review, which could have an adverse effect upon the Company's ability to continue the commercialization of that drug.

           Changes in Health Care. The health care system in the United States is undergoing changes which may result in significant changes in the availability, delivery, pricing and payment and market acceptance for health care products and services, including the Company's products. Various state agencies also have undertaken or are considering significant health care reform initiatives. Although it is not possible to predict the exact manner and the extent to which the Company will be affected by such changes, it is likely that the Company will be affected in some fashion, and that legislative, administrative and market initiatives might have a material and adverse effect on the Company.

           Nature of License Agreements. The Company has contractual rights to market drugs through various licensing agreements which are terminable for cause upon short notice. There can be no assurance that such agreements will not be so terminated and, if so terminated, that the Company will be able to enter into similar agreements on terms as favorable to the Company as those contained in its current licensing agreements. Further, there can be no assurance that the Company will be able to enter into similar agreements for additional products in the future. Most of the license agreements that the Company has entered into are exclusive arrangements, although with regard to one of its drugs, PALA Disodium Salt, one of the Company's licenses for the United States is non-exclusive and therefore its value may be limited.

           Limited Proprietary and Contractual Rights. A number of drugs of the Company have limited time remaining on their United States patent applications. Three of the Company's drugs have been granted orphan drug status for specific indications. The Company has been granted a U.S. Patent on a method of manufacturing Ethyol and the resulting thermally stable, sterile, crystalline Ethyol. A continuation patent application is pending in the U.S. which claims crystalline forms of Ethyol independent of the process by which they are made. Counterpart foreign applications are also pending. There can be no assurance that patents will issue from this continuation application or any of the foreign counterpart applications. There can be no assurance that the Company will ever develop proprietary drugs that are patentable, that any issued patents will provide the Company with any competitive advantages or will not be challenged by any third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. Furthermore, there can be no assurance that others will not independently develop similar drugs and related therapies, duplicate any of the Company's drugs or, if patents are issued to the Company, design around the patented aspects of any drugs developed or licensed by the Company. Similar considerations apply with respect to patents in foreign countries.

           The Company relies on secrecy to protect technology where patent protection is not believed to be appropriate or obtainable. The Company has entered into confidentiality agreements with certain of its employees, as well as certain of its consultants, licensors, licensees and distributors. However, there can be no assurance that secrecy obligations will be honored or that others will not independently develop similar or superior technologies. If the Company is unable to maintain the proprietary nature of its drugs, the Company's financial condition and results of operations could be adversely affected.

           Doing Business Abroad. The Company conducts business with respect to certain of its drugs through operations in Western Europe and has established its European office through its United Kingdom subsidiary and in 1993 purchased a manufacturing facility in Nijmegen, The Netherlands. No assurance can be given, however, that the Company will be able to successfully establish these or any other foreign operations. In addition, the Company has entered into arrangements with other entities for development and marketing of its drugs in foreign countries. There can be no assurance that necessary foreign regulatory approvals for the products under pending applications will be obtained or that the marketing of products pursuant to such arrangements will be commercially successful. In addition, the Company's retention of certain of its foreign rights is dependent upon the ability of the Company to meet certain minimum sales requirements for drugs covered by such rights. There is no assurance that such requirements will be met.

           Doing business in foreign countries involves certain risks not ordinarily associated with doing business domestically. Such risks include the possible imposition of exchange controls or other governmental laws or restrictions. These could adversely affect the Company's ability to develop and market drugs in a particular country. In addition, since marketing in foreign countries generally will involve currencies other than the U.S. dollar, changes in foreign currency exchange rates may adversely affect the prices, and therefore the sales, of the Company's drugs, as well as the Company's results of operations and financial position. The Company might also have greater difficulty enforcing its rights in foreign courts than in courts in the United States.

           Dependence on Third Parties for Manufacturing. In 1993 the Company purchased a small volume parenteral (SVP) manufacturing facility in Nijmegen, The Netherlands, to manufacture the Company's injectable drug products. The facility received regulatory approval from the Dutch regulatory authority in June 1994 to manufacture the Company's products for distribution in the European Community, and the facility was approved by the FDA to manufacture NeuTrexin for the U.S. market in May 1995. The Company manufactures its finished products Ethyol and NeuTrexin for European distribution, and NeuTrexin for United States distribution, in the Nijmegen facility. The use of the plant for the manufacture of Ethyol for the United States market, however, is subject to Food and Drug Administration regulatory approval which has not been received and there can be no assurance that such approval will be received. Additionally the plant's economic benefit to the Company at the present time is dependent on significant plant capacity being filled by third party contract manufacturing work. Currently two pharmaceutical companies contract to have products made in this facility. There can be no assurance that contract manufacturing for third parties at the Company's Nijmegen manufacturing facility will bring meaningful revenue to the Company.

           Even if the Nijmegen plant is approved for the manufacture of Ethyol for the United States market, the Company will still rely on outside manufacturers for drug substance and, to some degree, for drug products. In the event that the Company is unable to obtain or retain such outside manufacturing, it may not be able to commercialize its drugs as planned. The manufacture of the Company's drugs will be subject to then current Good Manufacturing Practices ("GMP") prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. The Company has contracted for the manufacture of Hexalen and U.S. market supplies of Ethyol from third parties for commercial sale and FddA for clinical trials. The Company believes that its drugs are manufactured in conformity with GMP or other regulatory standards affecting manufacturing in each country of use. There can be no assurance that the Company will be able to enter into agreements for its other products under development with manufacturers or that any such manufacturer will continue to comply with such standards. The Company will be dependent on such manufacturers for continued compliance with GMP standards. The Company's dependence upon third parties for the manufacture of its drugs may adversely affect future profit margins, if any, on the sale of its drugs and the Company's ability to develop and deliver products on a timely and competitive basis.

           Competition. The Company is engaged in a business that is highly competitive. Competitors include pharmaceutical companies with recognized, well established cancer therapies and therapies for PCP and biotechnology firms with competing therapies. Many of these companies have substantially greater financial, technical, manufacturing, marketing and other resources than the Company and may be better equipped than the Company to develop, market and manufacture these therapies. No assurance can be given that drugs developed by the Company will be able to compete against therapies already established in the marketplace or against therapies which may result from advances in biotechnology or other forms of therapy that may render the Company's drugs less competitive or obsolete. In addition, many such companies have extensive experience in undertaking pre-clinical testing and clinical trials and obtaining FDA and other regulatory approvals.

           Third Party Payors. The Company's initial strategy has been to accelerate the regulatory review process by concentrating on attempting to obtain regulatory approval of its therapies for particular types of cancer ("indications"). Although physicians may prescribe FDA-approved therapies for indications other than those approved by the FDA, it is the policy of many third-party payors, such as government and private insurance plans, with certain exceptions, not to reimburse payments for therapies for non-approved indications. Therefore, there can be no assurance that such policy will not have an adverse effect on the number of prescriptions written for the Company's drugs or the number of pharmacists willing to stock the Company's products.

           Product Liability Insurance. The Company's therapies may be carcinogenic or toxic. The testing and sale of human health care products by the Company entails an inherent risk that product liability claims may be asserted against the Company. The Company currently carries product liability coverage in the aggregate amount of $5,000,000 per policy year. The Company believes such coverage is commercially reasonable in light of its current operations, although there can be no assurance that such coverage will ultimately be adequate. As the Company expands the scope of its clinical testing and marketing of its products, the Company will be exposed to far greater potential liabilities. The pharmaceutical industry has experienced difficulty in maintaining product liability insurance coverage at reasonable levels, and substantial increases in insurance premium costs may render coverage economically impractical. Although the Company will seek to carry reasonable levels of product liability insurance, it is not certain that such coverage can be obtained on reasonable terms or, if obtained, that such amounts ultimately will prove adequate or that such coverage will be renewable for any period. If any product liability claim against the Company were sustained, the Company's business and future prospects could be materially adversely affected.

           Possible Volatility of Securities Prices. There has been significant volatility in the market price of securities of the Company and in the securities of other similar companies. Various factors and events, including without limitation, announcements by the Company or its competitors, new product developments, governmental approvals, regulations or actions, possible health care reform, developments or disputes relating to patents or proprietary rights and public concern over the safety of therapies all contribute to volatility and may have a significant impact on the Company's business and on the market price of the Common Stock.

           Dividend Policy. The Company has paid no dividends on its Common Stock to date. The payment of cash dividends on the Common Stock is unlikely for the foreseeable future.

                                 RECENT EVENTS

           The Private Placement was consummated in December 1995. Pursuant to the Private Placement the Company (1) sold a total of 1,120,112 Shares to two of the three Selling Stockholders, for an aggregate purchase price of $3.5 million, and (2) issued the $16.5 million of Notes to the three Selling Stockholders for an aggregate purchase price of $16.5 million, for a total financing of $20 million. The Notes are payable on December 6, 1998 and bear interest at the rate of 4% per annum. One-third of the $16.5 million principal amount of the Notes becomes convertible 15 days after the date of this Prospectus, another one-third of the principal amount becomes convertible 45 days after the Prospectus date and the final one-third becomes convertible 65 days after the Prospectus date. The conversion price is 82.5% of the average market price for the Common Stock for the five consecutive trading days ending one trading day prior to the date that the conversion notice is received by the Company. The Company has the right to prepay the Notes upon payment of a 21.21% premium. The Company also has the right to require the investors to convert the Notes, which right the Company can exercise at any time or from time to time starting 65 days after the Prospectus date. The net proceeds of the Private Placement were added to the Company's working capital. See "Selling Stockholders" for additional information about the Notes.

                              SELLING STOCKHOLDERS

           The following table lists, for each Selling Stockholder, (i) the Selling Stockholder's name, (ii) the number of Shares purchased in the Private Placement and owned immediately prior to the offering described herein, and (iii) the maximum number of Shares that can be acquired pursuant to the Notes. All of such Shares are covered for resale by this Prospectus. None of the Selling Stockholders had any affiliation with the Company prior to the Private Placement.

                                                                   Maximum
                                          Number of                Number of Shares
                                          Shares Owned             to be Acquired
     Names of Selling Stockholders(1)     Prior to Offering(2)     Pursuant to Notes(3)(4)
     ---------------------------------    --------------------     -----------------------

     GFL Advantage Fund Limited             640,064                2,979,228

     GFL Performance Fund Limited           480,048                1,489,614

     Genesee Fund Limited - Portfolio B           0                2,553,624
                                          ---------                ---------
                                          1,120,112                7,022,466
                                          =========                =========

-------------------


       (1) The three Selling Stockholders have a common investment advisor.

       (2) Does not include Shares issuable upon conversion of the Notes. $11 million of the Notes are convertible into Shares within 60 days of the date of this Prospectus and all of the Notes are convertible into Shares within 65 days of the date of this Prospectus.

       (3) The Selling Stockholders can receive Shares through conversion of their Notes or through payment by the Company of interest on the Notes in Shares, valued at the current market price at the time of the interest payment, at the Company's option. The conversion price is 82.5% of the average market price for the Common Stock for the five consecutive trading days ending one trading day prior to the date that the conversion notice is received by the Company. By agreement with the Selling Stockholders, the maximum number of Shares which the Selling Stockholders may receive pursuant to the Notes is 7,022,466 Shares. The number of Shares set forth in this column assumes that Shares received by Selling Stockholders pursuant to the Notes are received by them pro rata in proportion to the amount of their respective Notes. However, Shares issued upon conversion of the Notes will be issued on a first exercised, first issued basis, so that one Selling Stockholder could under certain circumstances receive the full 7,022,466 Shares and the others would receive none. If any Selling Stockholder is unable to convert all or any part of its Note because the maximum number of Shares to be issued pursuant to the Notes has been issued, such Selling Stockholder will be entitled to have the amount of its unconverted Note paid in full in cash together with a 21.21% premium.

       (4) If the Selling Stockholders were to receive all of the 7,022,466 Shares that could be issued pursuant to the Notes, they would own in the aggregate 16.6% of the shares of Common Stock of the Company outstanding as of the present time, including the 1,120,112 Shares that they currently own. However, the Selling Stockholders have agreed with the Company that they will not own in the aggregate more than 4.9% of the Company's outstanding Common Stock at any time.


                             PLAN OF DISTRIBUTION

           The sale of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the AMEX or in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions with or through one or more broker-dealers, which may act as agent or principal. The Selling Stockholder and/or any broker-dealer affecting the sales may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts and commissions under such Act. The Selling Stockholders may transfer their Shares or their Notes to other persons who may, in turn, resell Shares in the manner described above. Additionally, the Selling Stockholders may pledge or make gifts of their Shares and the Shares may also be sold by the pledgees or transferees. The Selling Stockholders may also transfer their Shares pursuant to Rule 144 under the Securities Act of 1933, whether or not the Registration Statement of which this Prospectus forms a part is effective at the time of any such transfer.

                          DESCRIPTION OF COMMON STOCK

           The authorized capital stock of the Company presently consists of 105,000,000 shares, consisting of 100,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock, $.005 par value (the "Preferred Stock"). At December 29, 1995, there were 42,093,890 shares of Common Stock and no shares of Preferred Stock outstanding.

           The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors. Holders of Common Stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Stock will be entitled to share ratably, together with any participating preferred shares then outstanding, in any assets remaining after the satisfaction in full of the prior rights of creditors, including holder of Company indebtedness, and the liquidation preference of any preferred shares then outstanding.

           The Company has in effect a Stockholder Rights Plan (the "Plan") pursuant to which a Right (as defined in the Plan) is attached to each share of Common Stock outstanding. A description of the Plan and a copy of the Rights Agreement are contained in the Company's Current Report on Form 8-K dated June 7, 1995 and Amendment No. 1 on Form 8-K/A to Current Report on Form 8-K, dated July 20, 1995 which are incorporated in this Prospectus by reference.

           The Common Stock is presently listed on the AMEX.

     Transfer Agent and Registrar

           Chemical Mellon Shareholder Services, of New York, New York, is the transfer agent and registrar for the Common Stock.

                                 LEGAL MATTERS

           Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, has rendered an opinion that (1) the 1,120,112 Shares that are currently outstanding are legally issued, fully paid and non-assessable, and (2) the remainder of the Shares, when issued in accordance with the terms of the Notes, either upon conversion of the Notes or as interest on the Notes, will be legally issued, fully paid and non-assessable.

                                    EXPERTS

           The consolidated financial statements of U.S. Bioscience, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================
No dealer, salesperson or any other person has been authorized to give any information or to make any representations, not contained in this Prospectus, in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares described in the Prospectus or an offer to sell or a solicitation of an offer to buy such shares in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.



                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   4
Risk Factors...............................................................   5
Recent Events..............................................................  10
Selling Stockholders.......................................................  10
Plan of Distribution.......................................................  11
Description of Common Stock................................................  12
Legal Matters..............................................................  12
Experts....................................................................  12

================================================================================

================================================================================


                                8,142,578 Shares

                             U.S. Bioscience, Inc.

                                  Common Stock
                               ($0.005 par value)



                              --------------------

                                   PROSPECTUS

                              --------------------



                                January   , 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  Other Expenses of Issuance and Distribution.

           The fees and expenses in connection with the issuance and distribution of the securities being registered hereunder are estimated as follows:


           Commission registration fee...........................   $13,425
           American Stock Exchange listing fee...................    17,500
           Legal fees and expenses...............................    20,000
           Accounting fees and expenses..........................     5,000
           Blue Sky fees and expenses............................     2,500
           Miscellaneous.........................................     1,575
                                                                    -------

                    Total........................................   $60,000
                                                                    =======

     Item 15.  Indemnification of Directors and Officers.

           Generally, Section 145 of the General Corporation Law of the
     State of Delaware (the "DGCL") provides that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may also be indemnified against expenses incurred in connection with a derivative suit if such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation. Article Six of the Company's Certificate of Incorporation entitles officers and directors of the Company to indemnification to the full extent permitted by the DGCL, as the same may be supplemented or amended from time to time. In addition, Article Eight of the Company's Certificate of Incorporation limits a director's liability to the Company or to any stockholder for monetary damages for certain breaches of fiduciary duty as a director.

           The Registrant maintains directors' and officers' liability insurance to cover its officers and directors against certain liabilities they may occur when acting in their capacity as directors or officers.

     Item 16.  Exhibits.

     Exhibit
     -------

      3.1    Restated Certificate of Incorporation (incorporated by reference to
             Exhibit 3(a) to the Registrant's Registration Statement on Form S-1 (File No. 33-39576), filed with the Commission on March 22, 1991)

      3.1.1  Certificate of Amendment to Certificate of Incorporation

      3.1.2 Certificate of Designations of Series A Junior Preferred Stock (incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated June 7, 1995)

      3.2 By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1993)

      5 Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen as to the legality of the Common Stock

     23.1    Consent of Ernst & Young LLP

     23.2    Consent of Counsel (included in Exhibit 5.1)

     24      Power of Attorney (included on signature page)
     __________________________


     Item 17.  Undertakings.

             The undersigned registrant hereby undertakes:

                   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
             Statement:

                            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                            (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that the undertakings set forth in paragraphs
               (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                   (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (c) To remove from registration by means of a post-effective amendment any of the Securities being registered hereby which remain unsold at the termination of the offering.

                   (d) That, for purposes of determining any liability under
               the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
               Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Conshohocken, State of Pennsylvania, on January 3, 1996.

                                                 U.S. BIOSCIENCE, INC.


                                                 By:_____________________
                                                   Robert I. Kriebel
                                                   Senior Vice President



               Each person whose signature appears below constitutes and appoints Philip S. Schein, Robert I. Kriebel and Martha E. Manning, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capabilities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date below indicated.

          Signature                                  Title                             Date
          ---------                                  -----                             ----
     /s/ Philip S. Schein               Principal Executive Officer and Director     December 24, 1995
     ----------------------
     Philip S. Schein, M.D.


     /s/ Robert I. Kriebel              Principal Financial Officer and Director     December 24, 1995
     ---------------------
     Robert I. Kriebel


     /s/ Mark R. Bausinger              Principal Accounting Officer                 January 2, 1996
     ---------------------
     Mark R. Bausinger


     /s/ Robert L. Capizzi              Director                                     January 2, 1996
     -----------------------
     Robert L. Capizzi, M.D.


     /s/ Paul Calabresi                 Director                                     December 27, 1995
     ------------------
     Paul Calabresi, M.D.


     /s/ Betsey Wright                  Director                                     December 30, 1995
     -----------------
     Betsey Wright


     /s/ Allen Misher                   Director                                     December 23, 1995
     -------------------
     Allen Misher, Ph.D.


     /s/ Jonah Shacknai                 Director                                     December 27, 1995
     ------------------
     Jonah Shacknai


     /s/ Douglas J. MacMaster, Jr.      Director                                     January 2, 1996
     -----------------------------
     Douglas J. MacMaster, Jr.


                                 EXHIBIT INDEX

                                                                                              Page Numbers
                                                                                           in Sequentially
                                                                                         Numbered Document
                                                                                         -----------------
     Exhibit
     -------
3.1    Restated Certificate of Incorporation (incorporated by reference to
       Exhibit 3(a) to the Registrant's Registration Statement on Form S-1
       (File No. 33-39576), filed with the Commission on March 22, 1991) ..........

3.1.1  Certificate of Amendment to Certificate of Incorporation....................

3.2.1  Certificate of Designations of Series A Junior Preferred Stock
       (incorporated by reference to Exhibit 1 to the Registrant's Current
       Report on Form 8-K dated June 7, 1995)......................................

3.2    By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Report on Form 10-K for the fiscal year ended
       December 31, 1993)..........................................................

5      Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen as to
       the legality of the Common Stock............................................

23.1   Consent of Ernst & Young LLP................................................

23.2   Consent of Counsel (included in Exhibit 5.1)................................

24     Power of Attorney (included on signature page)..............................
